Exhibit 99.1

STONE ENERGY CORPORATION

Announces First Quarter 2015 Results

LAFAYETTE, LA. May 4, 2015

Stone Energy Corporation (NYSE: SGY) today announced financial and operational results for the first quarter of 2015. Some of the highlights include:

•	Production volumes exceeded the upper end of first quarter 2015 guidance

•	Cardona wells #4 and #5 continue to produce gross volumes of approximately 10,000 Boe per day

•	Appalachian production volumes averaged over 130 MMcfe per day during the first quarter

•	Lease operating expenses decreased by approximately $19 million, or 41%, from the first quarter of 2014

Chairman, President and Chief Executive Officer David Welch stated, “We delivered increased production in the first quarter, driven by our successful Cardona project and incremental Appalachian volumes, and will have additional deep water development projects in progress during the year. Given the current commodity price environment, we have made significant reductions across our capital budget and in our lease operating expenses. The suspension of our Appalachian drilling has allowed our team to focus on the most efficient and effective ways to develop our acreage position for both the Marcellus and Utica shales. Additionally, we have an exciting portfolio of exploration prospects that provides us with significant resource potential. We remain committed to maintaining a liquid and flexible balance sheet with an undrawn bank facility and over $160 million in cash.”

Financial Results

Stone Energy had a first quarter 2015 adjusted net loss of $12.9 million, or $0.23 per share, before pre-tax impairment charges of $491.4 million ($314.5 million net of taxes). After impairment charges, the reported net loss was $327.4 million, or $5.93 per share, on oil and gas revenue of $148.2 million, compared to net income of $25.9 million, or $0.52 per share, on oil and gas revenue of $222.6 million in the first quarter of 2014. Discretionary cash flow totaled $85.4 million during the first quarter of 2015, as compared to $138.0 million during the first quarter of 2014. Please see “Non-GAAP Financial Measures” and the accompanying financial statements for reconciliations of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities and adjusted net loss, a non-GAAP financial measure, to net loss.

Net daily production during the first quarter of 2015 averaged 46 thousand barrels of oil equivalent (MBoe) per day (278 million cubic feet of gas equivalent (MMcfe) per day), compared with net daily production of 42 MBoe (255 MMcfe) per day in the fourth quarter of 2014, and net daily production of 45 MBoe (269 MMcfe) per day in the first quarter of 2014. First quarter of 2015 production mix was 39% oil, 16% natural gas liquids (NGLs) and 45% natural gas. Production guidance for the second quarter of 2015 is estimated at 41-43 Mboe per day, or 246-258 MMcfe per day. This includes planned downtime on a third party pipeline which will affect the Pompano platform for an estimated 3-4 weeks, impacting volumes by approximately 10,000 boe per day during this period.

Prices realized during the first quarter of 2015 averaged $66.28 per barrel of oil, $18.11 per barrel of NGLs and $2.54 per Mcf of natural gas. Average realized prices for the first quarter of 2014 were $97.52 per barrel of oil, $54.84 per barrel of NGLs and $4.46 per Mcf of natural gas. Effective hedging transactions increased the average realized price of natural gas by $0.25 per Mcf and increased the average realized price of oil by $20.97 per barrel in the first quarter of 2015. Effective hedging transactions decreased the average realized price of natural gas by $0.36 per Mcf and decreased the average realized price of oil by $1.75 per barrel in the first quarter of 2014.

Lease operating expenses during the first quarter of 2015 totaled $27.6 million ($6.62 per Boe or $1.10 per Mcfe), compared to $46.9 million ($11.62 per Boe or $1.94 per Mcfe), in the first quarter of 2014. The decrease is primarily attributable to the sale of the non-core conventional shelf assets in July of 2014 as well as recent service cost reductions. Additionally, the lease operating expenses in the first quarter of 2015 compared favorably to the $36.6 million ($9.37 per Boe or $1.56 per Mcfe) in the fourth quarter of 2014.

Transportation, processing and gathering expenses during the first quarter of 2015 totaled $17.7 million ($4.25 per Boe or $0.71 per Mcfe), compared to $14.6 million ($3.62 per Boe or $0.60) during the first quarter of 2014. The increase is attributable to higher Appalachian gas and NGL volumes and higher fees. However, transportation, processing and gathering expenses in the first quarter of 2015 decreased from $19.5 million ($5.00 per Boe or $0.83 per Mcfe) in the fourth quarter of 2014 due to efficiencies and reduced costs.

Depreciation, depletion and amortization (DD&A) on oil and gas properties for the first quarter of 2015 totaled $85.2 million ($20.47 per Boe or $3.41 per Mcfe), compared to $81.8 million ($20.27 per Boe or $3.38 per Mcfe), in the first quarter of 2014.

Salaries, general and administrative (SG&A) expenses for the first quarter of 2015 were $17.0 million ($4.08 per Boe or $0.68 per Mcfe), compared to $16.3 million ($4.05 per Boe or $0.67 per Mcfe), in the first quarter of 2014. However, SG&A expenses in the first quarter of 2015 decreased from $17.2 million ($4.41 per Boe or $0.73 per Mcfe) in the fourth quarter of 2014.

Capital expenditures for the first quarter of 2015 were approximately $113.8 million, which includes $17.1 million of plugging and abandonment expenditures. Additionally, $8.5 million of SG&A expenses and $10.8 million of interest were capitalized during the first quarter of 2015. This compared to first quarter 2014 capital expenditures of approximately $254.1 million, which included $9.8 million of plugging and abandonment expenditures. Additionally, $7.7 million of SG&A expenses and $12.8 million of interest were capitalized during the first quarter of 2014. The 2015 capital expenditure budget of $450 million assumes planned sales of minority working interests in certain targeted assets.

As of March 31, 2015 and May 4, 2015, we had no outstanding borrowings under our bank credit facility. Stone had letters of credit totaling $19.2 million, resulting in $480.8 million available for borrowing under our bank credit facility, based on a borrowing base of $500 million. The $500 million borrowing base was re-affirmed on May 1, 2015.

Operational Update

Mississippi Canyon 29 – Cardona #6 (Deep Water). The Cardona #6 development well is expected to spud in June of 2015. If successful, the Cardona #6 well’s first production is expected early in the fourth quarter of 2015 and will be tied into the subsea infrastructure already in place for Cardona wells #4 and #5. The subsea, looped flowline system is currently flowing production from the #4 and #5 wells to the Stone owned and operated Pompano platform. Stone holds a 65% working interest in the project and is the operator.

Mississippi Canyon 26 – Amethyst (Deep Water). The Amethyst discovery (100% working interest) encountered approximately 90 feet of net hydrocarbon pay in early 2014 and will be completed as a single well tie-back to the Stone owned and operated Pompano platform, located less than five miles from the discovery. The ENSCO 8503 drilling rig will be outfitted with mooring capabilities prior to being mobilized to finish completion operations at the well in the second half of 2015. Production is expected to begin early in 2016.

Mississippi Canyon 35 - Vernaccia (Deep Water). The Vernaccia exploration well targets the Miocene interval and is projected to spud early in the third quarter of 2015. Stone currently controls an approximate 32% working interest in the prospect, which is operated by Eni. The well is estimated to take three months to drill.

Mississippi Canyon 118 - Harrier (Deep Water). The Harrier exploration well reached target depth in April of 2015 and did not encounter commercial hydrocarbons. The well has been plugged and abandoned. Stone was a non-operating partner in the prospect with a net dry hole cost of approximately $28 million.

Pompano Development Drilling Program. Stone expects to secure a platform rig for its Pompano (Viosca Knoll 989) drill program in the fourth quarter of 2015. The program is expected to consist of three to four development wells. The rig may also be used for workovers or to drill other potential prospects located near the facility.

Appalachian Basin (Production Update). During the first quarter of 2015, Stone averaged approximately 131 MMcfe per day (94 MMcf per day of gas and 6300 barrels per day of liquids) from its Marcellus shale position. Beginning in late January, we began bringing 8 wells online at the ZMBG pad in the Mary field. Stone currently has a total of 25 drilled wells where completion operations have been suspended until pricing improvements can be realized. Stone expects a natural decline in production from its Appalachian basin assets throughout the remainder of 2015 as a result of suspended drilling and completion operations, but expects an increase in annual Appalachian production from 2014 to 2015.

Appalachian Basin (Drilling Program Update). Stone finished drilling the horizontal sections of 6 Marcellus shale wells in early 2015 before releasing the Marcellus shale drilling rig and will cease all further drilling operations until receiving a fit-for-purpose, hybrid rig in late 2015 or early 2016. The new rig will be capable of drilling in both the Marcellus and Utica shale formations. Stone will be evaluating optimal development plans of the Marcellus and Utica shales in the interim.

2015 Guidance

Guidance for the second quarter and full year 2015 is shown in the table below (updated guidance numbers are italicized and bolded). The guidance for the second quarter of 2015 production includes expected downtime of approximately 3-4 weeks at Stone’s Pompano platform (Viosca Knoll 989) which is attributable to third-party pipeline maintenance. The guidance is also subject to all the cautionary statements and limitations described below and under the caption “Forward Looking Statements.”

	Second Quarter	Full Year

Production - MBoe per day	41 - 43	39 - 43
(MMcfe per day)	(246 - 258)	(234 - 258)

Lease operating expenses (in millions) (excluding transportation/processing expenses)	—	$115 - $125

Transportation, processing and gathering (in millions)		$69 - $75

Salaries, General & Administrative expenses (in millions) (excluding incentive compensation)	—	$59 - $63

Depreciation, Depletion & Amortization (per MBoe)	—	$18.00 - $19.80
(per Mcfe)		$3.00 - $3.30

Corporate Tax Rate (%)	—	36% - 37%

Capital Expenditure Budget (in millions) (assumes planned sales of minority working interests in certain targeted assets)	—	$450

Hedge Position

The following table illustrates our derivative positions for 2015 and 2016 as of May 4, 2015:

	Fixed-Price Swaps
	NYMEX
	Natural Gas		Oil
	Daily Volume (MMBtus/d)	Swap Price	Daily Volume (Bbls/d)	Swap Price

2015	10,000	4.005	1,000	89.00
2015	10,000	4.120	1,000	90.00
2015	10,000	4.150	1,000	90.25
2015	10,000	4.165	1,000	90.40
2015	10,000	4.220	1,000	91.05
2015	10,000	4.255	1,000	93.28
2015			1,000	93.37
2015			1,000	94.85
2015			1,000	95.00

2016	10,000	4.110	1,000	90.00
2016	10,000	4.120

Other Information

Stone Energy has planned a conference call for 9:00 a.m. Central time on Tuesday, May 5, 2015 to discuss the operational and financial results for the first quarter of 2015. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s website. The replay will be available for one month.

Stone Energy will hold its 2015 Annual Meeting of Stockholders on Thursday, May 21, 2015, at 10:00 a.m. Central time at the Windsor Court Hotel, 300 Gravier Street, New Orleans, Louisiana. The Company proposes to elect ten directors, to ratify the appointment of Ernst & Young LLP as the Company’s independent public accounting firm for the fiscal year ending December 31, 2015, to have a non-binding advisory vote on the compensation of the named executive officers (say on pay), to approve an amendment to the Company’s Certificate of Incorporation to increase the number of shares of authorized common stock from 100,000,000 shares to 150,000,000 shares, to approve the Second Amendment to the Company’s 2009 Amended and Restated Stock Incentive Plan (as amended, the “Stock Incentive Plan”) to increase the number of shares reserved for issuance under the Stock Incentive Plan by 1,600,000 shares, to approve the Third Amendment to the Stock Incentive Plan setting forth the eligible employees, business criteria and maximum annual per person compensation limits under the Stock Incentive Plan for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code, and to transact such other business as may properly come before the meeting. The close of business on March 27, 2015 has been fixed as the record date for determination of stockholders entitled to receive notification of and to vote at the Annual Meeting.

Non-GAAP Financial Measures

In this press release, we refer to non-GAAP financial measures we call “discretionary cash flow” and “adjusted net income.” Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. Management believes adjusted net income is useful to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the oil and gas exploration and production industry. Please see the “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of discretionary cash flow to cash flow provided by operating activities and a reconciliation of adjusted net income to net income.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Delays experienced in well permitting could affect the timing of drilling and production. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rates will be as estimated.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, development and production of properties in the Gulf of Mexico and Appalachian basins. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com

STONE ENERGY CORPORATION

SUMMARY STATISTICS

(In thousands, except per share/unit amounts)

(Unaudited)

	Three Months Ended March 31,
	2015	2014

FINANCIAL RESULTS
Net income (loss)	($327,388)	$25,943
Net income (loss) per share	($5.93)	$0.52

PRODUCTION QUANTITIES
Oil (MBbls)	1,622	1,418
Gas (MMcf)	11,157	12,641
Natural gas liquids (MBbls)	683	510
Oil, gas and NGLs (MBoe)	4,165	4,035
Oil, gas and NGLs (MMcfe)	24,987	24,209

AVERAGE DAILY PRODUCTION
Oil (MBbls)	18.0	15.8
Gas (MMcf)	124.0	140.5
Natural gas liquids (MBbls)	7.6	5.7
Oil, gas and NGLs (MBoe)	46.3	44.8
Oil, gas and NGLs (MMcfe)	277.6	269.0

REVENUE DATA
Oil revenue	$107,507	$138,289
Gas revenue	28,337	56,362
Natural gas liquids revenue	12,366	27,970

Total oil, gas and NGL revenue	$148,210	$222,621

AVERAGE PRICES
Prior to the cash settlement of effective hedging transactions:
Oil (per Bbl)	$45.31	$99.27
Gas (per Mcf)	2.29	4.82
Natural gas liquids (per Bbl)	18.11	54.84
Oil, gas and NGLs (per Boe)	26.76	56.93
Oil, gas and NGLs (per Mcfe)	4.46	9.49

Including the cash settlement of effective hedging transactions:
Oil (per Bbl)	$66.28	$97.52
Gas (per Mcf)	2.54	4.46
Natural gas liquids (per Bbl)	18.11	54.84
Oil, gas and NGLs (per Boe)	35.58	55.17
Oil, gas and NGLs (per Mcfe)	5.93	9.20

AVERAGE COSTS
Lease operating expenses (per Boe)	$6.62	$11.62
Lease operating expenses (per Mcfe)	1.10	1.94
Transp, processing and gathering exp (per Boe)	4.25	3.62
Transp, processing and gathering exp (per Mcfe)	0.71	0.60
Salaries, general and administrative expenses (per Boe)	4.08	4.05
Salaries, general and administrative expenses (per Mcfe)	0.68	0.67
DD&A expense on oil and gas properties (per Boe)	20.47	20.27
DD&A expense on oil and gas properties (per Mcfe)	3.41	3.38

AVERAGE SHARES OUTSTANDING – Diluted	55,181	49,062

STONE ENERGY CORPORATION

CONSOLIDATED STATEMENT OF INCOME

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2015	2014

Operating revenue:
Oil production	$107,507	$138,289
Gas production	28,337	56,362
Natural gas liquids production	12,366	27,970
Other operational income	2,160	1,209
Derivative income, net	3,128	—

Total operating revenue	153,498	223,830

Operating expenses:
Lease operating expenses	27,577	46,903
Transportation, processing and gathering	17,703	14,626
Other operational expense	84	424
Production taxes	2,515	3,062
Depreciation, depletion and amortization	86,422	82,646
Write-down of oil and gas properties	491,412	—
Accretion expense	6,409	7,555
Salaries, general and administrative expenses	17,007	16,329
Incentive compensation expense	1,563	3,134
Derivative expenses, net	—	599

Total operating expenses	650,692	175,278

Income (loss) from operations	(497,194)	48,552

Other (income) expenses:
Interest expense	10,365	8,357
Interest income	(122)	(143)
Other income	(143)	(707)

Total other expenses	10,100	7,507

Income (loss) before taxes	(507,294)	41,045

Provision (benefit) for income taxes:
Current	—	—
Deferred	(179,906)	15,102

Total income taxes	(179,906)	15,102

Net income (loss)	($327,388)	$25,943

STONE ENERGY CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2015	2014

Net income (loss) as reported	($327,388)	$25,943

Reconciling items:
Depreciation, depletion and amortization	86,422	82,646
Write-down of oil and gas properties	491,412	—
Deferred income tax provision (benefit)	(179,906)	15,102
Accretion expense	6,409	7,555
Stock compensation expense	2,640	2,247
Non-cash interest expense	4,318	4,070
Other	1,511	448

Discretionary cash flow	85,418	138,011

Changes in income taxes payable	7,188	—
Settlement of asset retirement obligations	(17,145)	(9,842)
Other working capital changes	8,061	(12,697)

Net cash provided by operating activities	$83,522	$115,472

STONE ENERGY CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

ADUSTED NET INCOME to NET INCOME

(In thousands)

(Unaudited)

Three Months Ended
March 31, 2015

Net loss as reported	($327,388)

Reconciling items:

Write-down of oil and gas properties	$491,412
Tax effect	(176,908)

Write-down of oil and gas properties, net of tax	314,504

Adjusted net loss	($12,884)

Net loss per share as reported	($5.93)
Per share effect of impairment charges	$5.70
Net loss per share before impairment charges	($0.23)

STONE ENERGY CORPORATION

CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited)

	March 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$162,128	$74,488
Restricted cash	—	177,647
Accounts receivable	112,150	120,359
Fair value of hedging contracts	124,192	139,179
Current income tax receivable	24	7,212
Inventory	3,709	3,709
Other current assets	6,234	8,118

Total current assets	408,437	530,712

Oil and gas properties, full cost method of accounting:
Proved	8,887,832	8,817,268
Less: accumulated depreciation, depletion and amortization	(7,546,222)	(6,970,631)

Net proved oil and gas properties	1,341,610	1,846,637
Unevaluated	602,467	567,365
Other property and equipment, net	31,828	32,340
Fair value of hedging contracts	13,966	14,333
Other assets, net	24,672	27,224

Total assets	$2,422,980	$3,018,611

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable to vendors	$68,146	$132,629
Undistributed oil and gas proceeds	26,202	23,232
Accrued interest	22,243	9,022
Deferred taxes	23,378	20,119
Asset retirement obligations	60,837	69,400
Other current liabilities	40,286	49,505

Total current liabilities	241,092	303,097

7 1⁄2% Senior Notes due 2022	775,000	775,000
1 3⁄4% Senior Convertible Notes due 2017	269,675	266,035
Deferred taxes	98,194	286,343
Asset retirement obligations	244,835	247,009
Other long-term liabilities	31,604	38,714

Total liabilities	1,660,400	1,917,008

Common stock	553	549
Treasury stock	(860)	(860)
Additional paid-in capital	1,634,171	1,633,307
Accumulated deficit	(942,096)	(614,708)
Accumulated other comprehensive income	70,812	83,315

Total stockholders’ equity	762,580	1,101,603

Total liabilities and stockholders’ equity	$2,422,980	$3,018,611